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                                                                    Exhibit 3.32


                                                                         [STAMP]

                          CERTIFICATE OF INCORPORATION

                                       of

               Land O'Lakes International Development Corporation

                                   ARTICLE I

The name of this corporation is Land O'Lakes International Development Corporation.

                                   ARTICLE II

Its registered office in the state of Delaware is to be located at 100 West Tenth Street, in the City of Wilmington, County of New Castle. The registered agent in charge thereof at such address is The Corporation Trust Company.

                                  ARTICLE III

The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz.:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

The total number of shares of capital stock which the corporation has the authority to issue is Twenty-Five Hundred (2,500) shares which are divided into one class only of Common Stock of One Dollar ($1.00) par value per share, for an aggregate value of Twenty-Five Hundred Dollars ($2,500.00).

                                   ARTICLE V

The names and mailing addresses of the incorporators are as follows:

Name                          Mailing Address
----                          ---------------
John E. Gherty                Land O'Lakes, Inc., P.O. Box 116,
                              Minneapolis, Minnesota 55440

Vern Moore                    Land O'Lakes, Inc., P.O. Box 116,
                              Minneapolis, Minnesota 55440

Richard H. Magnuson           Land O'Lakes, Inc., P.O. Box 116,
                              Minneapolis, Minnesota 55440

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                                   ARTICLE VI

The powers of the incorporators shall terminate upon the filing of this certificate of incorporation, and the names and mailing addresses of persons to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are:

Name of Directors                  Mailing Address
John E. Gherty                     Land O'Lakes, Inc., P.O. Box 116,
                                   Minneapolis, Minnesota 55440

Vern Moore                         Land O'Lakes, Inc., P.O. Box 116,
                                   Minneapolis, Minnesota 55440

Richard H. Magnuson                Land O'Lakes, Inc., P.O. Box 116,
                                   Minneapolis, Minnesota 55440

                                  ARTICLE VII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized:

(a) To make, alter, amend, and repeal the bylaws.
(b) To fix the amount to be reserved as working capital.
(c) To authorize, and cause to be executed, mortgages and liens without limit as to the amount upon the property and franchise of this corporation.

This corporation may in its bylaws confer powers additional to the foregoing upon the directors and in addition to the powers and authorities expressly conferred upon them by law.

                                  ARTICLE VIII

The right to amend the charter of this corporation is hereby expressly reserved.

                                   ARTICLE IX

The corporation is to have perpetual existence.

                                   ARTICLE X

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

                                       2
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With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding the directors shall have authority to dispose, in any manner, of the whole property of this corporation.

The bylaws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this corporation, except as conferred by the law or the bylaws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the state of Delaware, at such places as may be from time to time designated by the bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

We, the undersigned, for the purpose of forming a corporation under the laws of the stare of Delaware, do make, file and record this certificate, and do certify that the facts herein stated are true; and we have accordingly hereunto set our respective hands this 8th day of July, 1981.

                                        /s/ John E. Gherty
                                        -----------------------
                                        John E. Gherty

                                        /s/ Vern Moore
                                        -----------------------
                                        Vern Moore

                                        /s/ Richard H. Magnuson
                                        -----------------------
                                        Richard H. Magnuson

                                       3
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STATE OF MINNESOTA     )
                       ) SS.
COUNTY OF RAMSEY       )

Be it remembered that on this the 8th day of July, 1981, personally came before me, John E. Gherty, Vern Moore and Richard H. Magnuson, the incorporators named in the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers thereof respectively and that the facts therein stated are truly set forth.

Given under my hand and seal of office the day and year aforesaid.

                                                  [ANDERSON NOTARY SEAL]

/s/ Dolores B. Anderson
-----------------------
Notary Public

Certificate filed with county clerk, Ramsey County, Minnesota.